UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): January 19, 2006
EMMIS COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)
INDIANA
(State of incorporation or organization)
0-23264
(Commission file number)
35-1542018
(I.R.S. Employer
Identification No.)
ONE EMMIS PLAZA
40 MONUMENT CIRCLE
SUITE 700
INDIANAPOLIS, INDIANA 46204
(Address of principal executive offices)
(317) 266-0100
(Registrant’s Telephone Number,
Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
     On January 19, 2006, the Compensation Committee of the Board of Directors of Emmis Communications Corporation (“Emmis” or the “Company”) approved the acceleration of the vesting of unvested incentive and non-qualified stock options granted to employees and Directors with option exercise prices of $18.74 and $17.84 per share. Together, the accelerations affect options exercisable for a total of approximately 0.6 million shares of Emmis’ Class A and Class B common stock. All other terms and conditions applicable to outstanding stock option grants remain in effect.
     The Compensation Committee made the decision to approve the acceleration of the vesting of the affected stock options described above primarily to reduce the non-cash compensation expense that would have been recorded in future periods, following the effectiveness of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (Revised 2004) (“FAS 123(R)”). FAS 123(R) will require the Company to treat its unvested stock options as an expense. Pursuant to Securities and Exchange Commission Rule 4-01(a) of Regulation S-X, the Company is required to adopt FAS 123(R) beginning in the first fiscal quarter of 2006. As a result of the acceleration of the vesting of the options described above, the Company estimates approximately $3.4 million of non cash compensation expense that would have been recognized in our fiscal years ending February 28 (29), 2007 and 2008 under FAS 123(R) will instead be a component of our statement of Financial Accounting Standard No. 123 pro forma footnote expense disclosure in the fiscal year ending February 28, 2006.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMMIS COMMUNICATIONS CORPORATION
Date: January 24, 2006	By:	/s/ J. Scott Enright
J. Scott Enright, Vice President,
Associate General Counsel and Secretary

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